Exhibit 99.2
The RealReal Second Quarter 2022 Stockholder Letter
August 9, 2022

Dear Stockholders,

During the second quarter, we announced that our Founder, Chief Executive Officer (“CEO”), and Chair and Member of the Board of Directors (the “Board”) of The RealReal, Julie Wainwright, stepped down from her CEO and director roles at The RealReal. We appreciate Julie’s leadership and her many contributions over the past 11 years and wish her the best of luck in the future. The Board has retained Spencer Stuart, a third-party executive search firm, to run a comprehensive search process, which will include both internal and external candidates to identify the Company’s next permanent CEO. In the meantime, we, Rati Sahi Levesque and Robert Julian, are serving as Co-Interim CEOs of The RealReal.

Today, we reported financial results for the second quarter of 2022. While Gross Merchandise Value (GMV) results were slightly lower than expected, we met our revenue projections and exceeded our Adjusted EBITDA guidance. Our top-line GMV growth experienced some pressure during the second quarter due to a sales labor-related supply shortfall and a mix of product sold more reflective of our pre-COVID mix. First, we entered the quarter needing more sales people, and during the quarter had higher than typical attrition in our sales force. Second, the mix of product sold shifted from higher priced items (i.e., fine jewelry and watches) to lower priced items (i.e., apparel and shoes), resulting in a lower average order value (“AOV”). For perspective, the product mix for the second quarter more closely mirrored our historic pre-COVID mix. While we expected demand to normalize across categories over time, it occurred more quickly than anticipated. Despite the slight miss in GMV, we delivered a better than expected Adjusted EBITDA loss due to effectively leveraging our fixed costs and achieving productivity gains on our variable costs.

Toward the end of the second quarter of 2022, our sales force attrition returned to historic levels. Additionally, we proactively implemented multiple strategies to address our sales labor-related supply shortfall. First, we refocused recruiting efforts on staffing the sales team. Second, we adjusted compensation in select markets to attract and retain sales talent in a competitive labor market. Third, we hired a Chief Revenue Officer and backfilled other key sales leadership roles. Finally, we are increasingly utilizing technology to enable self-service for consignors. We believe these actions are meaningful steps in addressing the underlying labor shortage and position us for a significant step-up in supply for the fourth quarter of 2022.

While there is uncertainty in the near-term, we are optimistic about the overall direction of the business. Our leads and opportunities for consignment remain robust, and we believe our sales team will be better staffed to close those leads going forward. Also, we believe our demand remains strong, especially in women’s apparel, shoes, and handbags, as both new and repeat customers continue to grow. Finally, we have already taken action to assess and reduce costs, and going forward we plan to take decisive action, as necessary, to preserve cash. For example, during the second quarter, we implemented a modest reduction in our corporate support functions, slowed hiring for open support roles, and reduced discretionary spending.

For the second quarter of 2022, we generated GMV of $454 million, a year-over-year increase of 30%. From a category perspective, our highest GMV growth rates were in women’s apparel and women’s shoes. GMV growth during the quarter was driven by a 39% increase in orders, partially offset by a 7% decrease in average order value (AOV). The change in AOV was due to lower average selling prices (“ASPs”), partially offset by higher units per transaction (“UPT”) as compared to the second quarter of 2021. GMV from repeat buyers was 85% (roughly flat to the second quarter of 2021) and our total active buyers reached 889,000 in the second quarter of 2022, increasing 22% year-over-year, which is a slight acceleration sequentially.

Total revenue in the second quarter of 2022 was up 47% year-over-year to $154 million. Direct revenue was 28% of total revenue, down sequentially from 33% in the first quarter of 2022. During the second quarter of 2022, our Adjusted EBITDA was $(28.8) million, or (18.7)% of revenue, compared to $(32.9) million, or (31.4)% of revenue in the second quarter of 2021. Adjusted EBITDA improved sequentially from $(35.3) million in the first quarter of 2022.

We ended the second quarter of 2022 with $316 million of cash and cash equivalents and $74.0 million of inventory. While we believe we have a strong balance sheet, we are focused on preserving cash in the near-term. Therefore, we intend to limit the amount of company-owned inventory, focusing more on our consigned business model. In the second quarter of 2022, we began significantly limiting the amount of inventory we are buying from vendors, and we are continuing to evaluate our return policy and our get paid now program. We project that our inventory balance will decrease materially by year end.

With regard to our outlook, we are reducing our full year 2022 guidance today. Due to the sales labor-related supply shortfall coming out of the second quarter and a shift in consumer demand more reflective of our pre-COVID mix, we believe it is prudent to update our full-year guidance.

Based on market conditions as of August 9, 2022, we are providing the following guidance for the third quarter and full year 2022 for GMV, total revenue and Adjusted EBITDA:

	Q3 2022	Full Year 2022
GMV	$430 - $450 million	$1,850 - $1,900 million
Total Revenue	$145 - $155 million	$615 - $635 million
Adjusted EBITDA	$(30) - $(26) million	$(110) - $(100) million

Notably, we continue to project that The RealReal will be profitable on a full year Adjusted EBITDA basis in 2024, and we believe we are on track to attain our Vision 2025 Adjusted EBITDA target. These targets and projections rely on a number of assumptions, including (1) continued top-line growth, (2) operational excellence with improved variable cost productivity, and (3) a disciplined approach to fixed cost management. We note that The RealReal delivered on all three of these elements in our first half 2022 results.

We have not reconciled forward-looking Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations including payroll tax expense on employee stock transactions that are not within our control, or other components that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future net income (loss).

Executive Summary & Key Takeaways

▪Despite Top-Line Growth Moderation, Second Quarter Loss Better Than Anticipated: In the second quarter of 2022, GMV grew 30% and Adjusted EBITDA loss was $(28.8) million, which was a smaller than anticipated loss and demonstrated continued leverage of our fixed costs and productivity on variable costs.

▪Reduced Full Year Guidance: Due to the sales labor-related supply shortfall in the second quarter and a shift in consumer demand more reflective of our pre-COVID mix, we are reducing our full year 2022 guidance for GMV, total revenue and Adjusted EBITDA. Today, we also provided guidance for the third quarter of 2022.

▪Expected Timeline to Profitability and Vision 2025 Adjusted EBITDA Target: We believe we remain on track to achieve Adjusted EBITDA profitability on a full year basis in 2024 and our Vision 2025 Adjusted EBITDA target. Our ability to accomplish these goals depends on our ability to continue to grow revenue, improve our variable cost structure, and control our fixed costs.

Environment, Social and Governance (ESG) Update

ESG plays a critical role in our business and our culture at The RealReal. As a result, we continue to enhance our internal processes and external reporting with oversight from the Board in this crucial area.

On the sustainability front, we are proud of our broader social impact through our mission to extend the life of luxury and create a more sustainable future. In addition to being a thought leader and advocate, we are proud to enable the circular economy. We firmly believe that The RealReal can deliver on our commitment to be a responsible steward of the environment for our employees and communities. We are proactively educating consumers about how they can reduce their environmental footprint by participating in the circular economy and measure the positive impact that the recirculation of luxury goods has on the environment. For instance, since our last stockholder letter, we expanded the TRR Sustainability Calculator and released a white paper on the calculator’s methodology. We believe The RealReal Sustainability Calculator helps educate consumers on the positive environmental impact of keeping goods in circulation.

We encourage you to learn more about our ESG efforts by visiting the Social Impact section of our Investor Relations site at investor.therealreal.com/social-impact and our diversity and inclusion website at therealreal.com/trr/diversity.

In closing, we want to thank our entire team at The RealReal for their hard work and dedication to our mission. Importantly, we want to thank our more than 28 million members as they join us on our mission to extend the life of luxury and make fashion more sustainable.

Sincerely,

Rati Sahi Levesque

Robert Julian

Exhibit 99.2
Forward Looking Statements
This stockholder letter contains forward-looking statements relating to, among other things, the future performance of The RealReal that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating and financial results, including our strategies, plans, commitments, objectives and goals, in particular in the context of the impacts of recent geopolitical events and uncertainty surrounding macro-economic trends, inflation and the COVID-19 pandemic, and our financial guidance, timeline to profitability, 2025 vision and long-range financial targets and projections. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, the impact of the COVID-19 pandemic on our operations and our business environment, any failure to generate a supply of consigned goods, pricing pressure on the consignment market resulting from discounting in the market for new goods, failure to efficiently and effectively operate our merchandising and fulfillment operations, labor shortages and other reasons.
More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investor.therealreal.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.
Non-GAAP Financial Measures
To supplement our unaudited and condensed financial statements presented in accordance with generally accepted accounting principles ("GAAP"), this stockholder letter and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA as a percentage of total net revenue ("Adjusted EBITDA Margin"), free cash flow, non-GAAP net loss attributable to common stockholders, non-GAAP net loss per share attributable to common stockholders, basic and diluted. We have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in this earnings release.
We do not, nor do we suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that non-GAAP financial measures we use may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies, including other companies in our industry.
Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure as an overall assessment of our performance, to evaluate the effectiveness of our business strategies and for business planning purposes. Adjusted EBITDA may not be comparable to similarly titled metrics of other companies.
We calculate Adjusted EBITDA as net loss before interest income, interest expense, other (income) expense net, provision (benefit) for income taxes, depreciation and amortization, further adjusted to exclude stock-based compensation, employer payroll tax on employee stock transactions, restructuring charges, CEO transition costs, and certain one-time expenses. The employer payroll tax expense related to employee stock transactions are tied to the vesting or exercise of underlying equity awards and the price of our common stock at the time of vesting, which may vary from period to period independent of the operating performance of our business. Adjusted EBITDA has certain limitations as the measure excludes the impact of certain expenses that are included in our statements of operations that are necessary to run our business and should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.
In particular, the exclusion of certain expenses in calculating Adjusted EBITDA and Adjusted EBITDA Margin facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of stock-based compensation and the related employer payroll tax on employee stock transactions, excludes an item that we do not consider to be indicative of our core operating performance. Investors should, however, understand that stock-based compensation and the related employer payroll tax will be a significant recurring expense in our business and an important part of the compensation provided to our employees. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

The following table reflects the reconciliation of net loss to Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue for each of the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Total revenue	$154,435	$104,912	$301,135	$203,729
Adjusted EBITDA Reconciliation:
Net loss	$(53,165)	$(70,723)	$(110,577)	$(126,716)
Depreciation and amortization	6,696	6,371	13,060	11,806
Stock-based compensation (1)	13,665	12,813	26,179	23,732
CEO separation benefits (2)	902	—	902	—
CEO transition (3)	566	—	566	—
Payroll taxes expense on employee stock transactions	70	216	275	722
Legal settlement	—	11,000	304	11,288
Restructuring charges (4)	275	1,503	275	1,503
Interest income	(260)	(107)	(358)	(194)
Interest expense	2,675	6,006	5,339	9,302
Other (income) expense, net	(266)	—	(127)	(17)
Provision for income taxes	33	27	33	55
Adjusted EBITDA	$(28,809)	$(32,894)	$(64,129)	$(68,519)
Adjusted EBITDA (% of revenue)	(18.7)%	(31.4)%	(21.3)%	(33.6)%
(1) The stock-based compensation expense for the three and six months ended June 30, 2022 includes a one-time charge of $1.0M related to the modification of certain equity awards pursuant to the terms of the transition and separation agreement entered into with our founder, Julie Wainwright, in connection with her resignation as Chief Executive Officer ("CEO") on June 6, 2022 (the "Separation Agreement").
(2) The separation benefit charges for the three and six months ended June 30, 2022 consists of base salary, bonus and benefits for the 2022 fiscal year, as well as an additional twelve months of base salary and benefits payable to Julie Wainwright pursuant to the Separation Agreement. In addition, see footnote 1 for disclosure regarding the incremental stock-based compensation expense incurred in connection with the Separation Agreement.
(3) The CEO transition charges for the three and six months ended June 30, 2022 consist of general and administrative fees, including legal and recruiting expenses, as well as retention bonuses for certain executives incurred in connection with our founder's resignation.
(4) The restructuring charges for the three and six months ended June 30, 2022 consists of employee severance payments and benefits. The restructuring charges for the three and six months ended June 30, 2021 consist of the costs to transition operations from the Brisbane warehouse to our new Phoenix warehouse.